Exhibit 99.1
Cardiac Science Expects Fourth Quarter Revenue of $50 Million
Defibrillation Product Revenue Increases 45% and Cardiac Monitoring Product
Revenue Increases 15% over Fourth Quarter 2006
Bothell, WA — January 8, 2008 — Cardiac Science Corporation (NASDAQ: CSCX), a global leader in advanced cardiac monitoring and defibrillation products, today provided preliminary revenue results for the fourth quarter ended December 31, 2007. The Company expects revenue to total approximately $50 million, representing growth of approximately 28% compared with the fourth quarter of 2006. For the year, revenue is expected to exceed $181 million, representing year-over-year growth of approximately 17% compared to 2006.
“This was an excellent quarter for the Company, with continued strong growth in revenue from our defibrillation products and a return to growth in our cardiac monitoring line,” said John Hinson, president and chief executive officer. “Defibrillation revenue continues to benefit from solid demand for AEDs both domestically and internationally and we realized meaningful revenue during the fourth quarter from sales of our recently-introduced crash cart defibrillator, consistent with our earlier expectations. We were especially pleased with the increase in sales of our cardiac monitoring products,” Mr. Hinson concluded.
Fourth quarter 2007 revenue estimates are preliminary. The Company expects to announce its full financial results for the fourth quarter 2007 in late February 2008.
As previously announced, Mr. Michael Matysik will be presenting at the 10th Annual Needham & Company, LLC Growth Conference at the New York Palace Hotel on Tuesday, January 8, 2008, at 1:30 p.m. Eastern Time. An archived replay of the presentation will also be available following the live presentation and can be accessed at http://www.cardiacscience.com for 90 days.
About Cardiac Science Corporation
Cardiac Science is truly at the heart of saving lives. The Company develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including AEDs, electrocardiographs, stress test systems, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, patient monitor — defibrillators and cardiology data management systems. Cardiac Science also sells a variety of related products and consumables, and provides a comprehensive portfolio of training, maintenance and support services. The Company is the successor to various entities that have owned and operated cardiology-related businesses that sold products under the trusted brand names Burdick®, Powerheart®, and Quinton®. Cardiac Science is headquartered in Bothell, WA, and also has operations in Lake Forest, California; Deerfield, Wisconsin; Shanghai, China; Copenhagen, Denmark; and Manchester, United Kingdom.
Forward Looking Statements
This press release contains forward-looking statements. The word “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward looking statements in this press release include, but are not limited to, those relating to Cardiac Science Corporation’s financial results for the fourth quarter of 2007 and expectations relating to future improvement in its cardiac monitoring product line and continue growth in its defibrillation product line. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results and other risks include the possibility that final results for the fourth quarter of 2007 may differ from the estimates contained in this press release due to management’s ultimate judgments relating to revenue recognition; the possibility that the Company’s recent initiatives to enhance the performance of its cardiac monitoring product line may not result in long-term or sustained improvements; and the possibility that the recent growth in the Company’s AED revenues may not continue at similar rates due to competition in the marketplace or other factors; as well as other risks that are more fully described in the Annual Report on Form 10-K filed by Cardiac Science Corporation for the year ended December 31, 2006. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.
Company Contact:
Mike Matysik
Cardiac Science Corporation
Sr. Vice President and CFO
425-402-2009
Media Contact:
EVC Group, Inc.
Steve DiMattia
646-201-5445
Investor Contact:
EVC Group, Inc.
Douglas Sherk/Jenifer Kirtland
415-896-6820